UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ________)*

TRANSUNION

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

89400J107

(CUSIP Number)

Richard Terranova, Advent International 75 State Street, Boston MA 02109

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 72,355,340
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 72,355,340
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,355,340
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 39.7%
12.	TYPE OF REPORTING PERSON (see instructions) CO, IA

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 72,355,340
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 72,355,340
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,355,340
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 39.7%
12.	TYPE OF REPORTING PERSON (see instructions) OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-TransUnion Acquisition Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 72,355,340
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 72,355,340
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,355,340
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 39.7%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-Transunion GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 72,355,340
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 72,355,340
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,355,340
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 39.7%
12.	TYPE OF REPORTING PERSON (see instructions) OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VI GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 63,734,880
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 63,734,880
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,734,880
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VI GP (Delaware) Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 7,042,289
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,042,289
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,042,289
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2008 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,171,305
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,171,305
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,171,305
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2009 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 43,382
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 43,382
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,382
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2010 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 101,224
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 101,224
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 101,224
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI-A 2010 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 108,454
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 108,454
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,454
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 101,224
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 101,224
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 101,286
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 31,892,746
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 31,892,746
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,892,746
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.4%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 20,439,989
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 20,439,989
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,439,989
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.2%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,612,352
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,612,352
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,612,352
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-C Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,641,273
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,641,273
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,641,273
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-D Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,438,825
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,438,825
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,438,825
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-E Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,962,191
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,962,191
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,962,191
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-F Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,008,359
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,008,359
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,008,359
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-G Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,781,434
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,781,434
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,781,434
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

Item 1.

(a)	Name of Issuer

TransUnion

(b)	Address of Issuer’s Principal Executive Offices

555 West Adams, Chicago, IL 60661 (312)-985-2000

Item 2.

(a)	Name of Person Filing

(b)	Address of Principal Business Office

(c)	Citizenship

This statement is being filed on behalf of the following Reporting Persons:

Advent International Corporation, a Delaware corporation;

Advent International LLC, a Massachusetts LLC;

Advent-TransUnion Acquisition Limited Partnership, a Delaware limited partnership;

Advent-TransUnion GP LLC, a Delaware LLC;

GPE VI GP Limited Partnership, a Cayman Islands limited partnership

GPE VI GP (Delaware) Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2008 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2009 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2010 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI-A 2010 Limited Partnership, a Delaware Islands limited partnership;

Advent Partners GPE VI-A Limited Partnership, a Delaware limited partnership;

Advent International GPE VI Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-A Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-B Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-C Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-D Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-E Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-F Limited Partnership, a Cayman Islands limited partnership; and

Advent International GPE VI-G Limited Partnership, a Cayman Islands limited partnership.

Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership, GPE VI GP (Delaware) Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A 2010 Limited Partnership, and Advent Partners GPE VI-A Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) Limited Partnership is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent-TransUnion GP LLC is a general partner of Advent-TransUnion Acquisition Limited Partnership. Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership, Advent International GPE VI

Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-G Limited Partnership Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership are members of Advent-TransUnion GP LLC.

The principal business address of each Reporting Person is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(d)	Title of Class of Securities

Common stock, par value $0.01 per share

(e)	CUSIP Number

89400J107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	72,355,340	72,355,340	—	72,355,340	—	39.7%
Advent International LLC	72,355,340	72,355,340	—	72,355,340	—	39.7%
Advent-TransUnion Acquisition Limited Partnership	72,355,340	72,355,340	—	72,355,340	—	39.7%
Advent-TransUnion GP LLC	72,355,340	72,355,340	—	72,355,340	—	39.7%
GPE VI GP Limited Partnership	63,734,880	63,734,880	—	63,734,880	—	35.0%
GPE VI GP (Delaware) Limited Partnership	7,042,289	7,042,289	—	7,042,289	—	3.9%
Advent Partners GPE VI 2008 Limited Partnership	1,171,305	1,171,305	—	1,171,305	—	0.6%
Advent Partners GPE VI 2009 Limited Partnership	43,382	43,382	—	43,382	—	0.0%
Advent Partners GPE VI 2010 Limited Partnership	101,224	101,224	—	101,224	—	0.1%
Advent Partners GPE VI-A 2010 Limited Partnership	108,454	108,454	—	108,454	—	0.1%
Advent Partners GPE VI-A Limited Partnership	101,224	101,224	—	101,224	—	0.1%
Advent International GPE VI Limited Partnership	31,892,746	31,892,746	—	31,892,746	—	17.4%
Advent International GPE VI-A Limited Partnership	20,439,989	20,439,989	—	20,439,989	—	11.2%
Advent International GPE VI-B Limited Partnership	1,612,352	1,612,352	—	1,612,352	—	0.9%
Advent International GPE VI-C Limited Partnership	1,641,273	1,641,273	—	1,641,273	—	0.9%
Advent International GPE VI-D Limited Partnership	1,438,825	1,438,825	—	1,438,825	—	0.8%
Advent International GPE VI-E Limited Partnership	3,962,191	3,962,191	—	3,962,191	—	2.2%
Advent International GPE VI-F Limited Partnership	6,008,359	6,008,359	—	6,008,359	—	3.3%
Advent International GPE VI-G Limited Partnership	3,781,434	3,781,434	—	3,781,434	—	2.1%

Of the shares of the Issuer’s common stock reported herein by the Reporting Persons, 52,582 shares are held directly by a third party unaffiliated with the reporting persons and with respect to which shares such third party has given Advent-TransUnion Acquisition Limited Partnership an irrevocable proxy that is limited to voting such shares for the matters set forth in the Stockholders’ Agreement referred to in Item 8 of this Schedule 13G.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

Not applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2016
Date

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

By: GPE VI GP Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

By: GPE VI GP (Delaware) Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP (Delaware) Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International LLC By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-TransUnion Acquisition Limited Partnership By: Advent-TransUnion GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-TransUnion GP LLC By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.	List of Members of a Group

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

February 12, 2016
Date

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

By: GPE VI GP Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

By: GPE VI GP (Delaware) Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP (Delaware) Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International LLC By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-TransUnion Acquisition Limited Partnership By: Advent-TransUnion GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-TransUnion GP LLC By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Exhibit 2

Funds and Entities Associated with Advent International Corporation

Advent International Corporation

Advent International LLC

Advent-TransUnion Acquisition Limited Partnership

Advent-TransUnion GP LLC

GPE VI GP Limited Partnership

GPE VI GP (Delaware) Limited Partnership

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

Amended and Restated Major Stockholders’ Agreement

Advent-TransUnion Acquisition Limited Partnership is a party to that certain Amended and Restated Major Stockholders’ Agreement, dated as of June 23, 2015 (the “Stockholders’ Agreement”), by and among each of GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P. and SpartanShield Holdings (collectively, the “GS Entities”), and the Issuer and Advent-TransUnion Acquisition Limited Partnership.

Under the Stockholders’ Agreement, Advent-TransUnion Acquisition Limited Partnership has the right to designate two of the Issuer’s directors and the GS Entities have the right to designate two of the Issuer’s directors. The Stockholders’ Agreement requires the parties thereto to vote their shares of the Issuer’s common stock for the directors that are designated in accordance with the provisions of the Stockholders’ Agreement. The Stockholders’ Agreement also contains certain provisions regarding proposed sales of the Issuer’s common stock, transfer restrictions with respect to the shares of the Issuer’s common stock and registration rights. By virtue of being a party to the Stockholders’ Agreement, each of Advent-TransUnion Acquisition Limited Partnership and the other the Reporting Persons on this Schedule 13G may be deemed to be members of a “group”, as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the GS Entities. Pursuant to such definition, each of Advent-TransUnion Acquisition Limited Partnership and the other Reporting Persons and the GS Entities may be deemed to beneficially own the shares of the Issuer’s common stock beneficially owned by each other solely for such purposes. The GS Entities have advised the Reporting Persons that they are the beneficial owner of an aggregate of 72,355,340 shares of the Issuer’s common stock, or 39.7% of the outstanding shares of the Issuer’s common stock. The aggregate number of shares of the Issuer’s common stock beneficially owned collectively by the Reporting Persons and the GS Entities is therefore 144,710,680, which represents approximately 79.4% of the outstanding shares of the Issuer’s common stock.

The share ownership reported for Advent-TransUnion Acquisition Limited Partnership and the other Reporting Persons on this Schedule 13G does not include any shares of the Issuer’s common stock owned by the GS Entities, and each of Advent-TransUnion Acquisition Limited Partnership and the other Reporting Persons on this Schedule 13G disclaims beneficial ownership of any shares of the Issuer’s common stock owned by the GS Entities.